EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "*Agreement*") is entered into as of, and contingent upon, the "Effective Date" (defined below) (the "*Effective Date*"), between Romanza Goldfields Corporation, a Nevada corporation (the "*Company*"), and Scott Geisler (the "*Executive*").

WITNESSETH:

WHEREAS, the Company is engaged in the business of mining and mineral exploration; and

WHEREAS, the Company wishes to avail itself of the Executive's knowledge and experience and to prevent them from becoming available to others engaged in the Company's business;

WHEREAS, the Executive has provided services since the Effective Date;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions and Interpretations

1.1 Definitions

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following respective meanings:

"*Base Salary*" shall have the meaning specified in Section 3.1.

"*Board of Directors*" shall mean the Board of Directors of the Company.

"*Cause*" shall mean (i) the Executive's conviction of a felony or any crime involving moral turpitude; (ii) the Executive willfully and persistently failing or refusing to follow the reasonable policies and directives established by the Board of Directors and such failure or refusal continues for thirty (30) days after written notice from the Company; (iii) engaging in any act which constitutes (a) a felony under the laws of the United States or any state or territory thereof, or (b) gross, willful or wanton negligence or misconduct; (iv) misappropriation of funds or property of the Company by the Executive; or (v) the termination of the Advisory Agreement for any reason.

"*Code*" shall mean the Internal Revenue Code of 1986, as amended.

"*Confidential Information*" shall have the meaning specified in Section 5.1(a).

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"*Disability*" shall mean a physical or mental condition of the Executive that, in the good faith judgment of not less than a majority of the Executive Committee, prevents the Executive from being able to perform the services required under this Agreement and that results in the Executive becoming eligible for long-term disability benefits (if such benefits are provided by the Company). The Company shall pay the cost of any such physician and examination.

"*Dispute*" shall have the meaning specified in Article VI.

"*Effective Date*" shall mean August 29, 2011.

"*Exchange Act*" shall mean the Securities Exchange Act of 1934, as amended.

"*Expiration Date*" shall have the meaning specified in Section 2.2.

"*Notice of Termination*" shall mean a notice purporting to terminate the Executive's employment in accordance with Section 4.1 or 4.2. Such notice shall specify the effective date of such termination, which date shall not be less than 30 or more than 60 days after the date such notice is given.

"*Person*" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust and an unincorporated organization.

"*Bonus Plan*" shall have the meaning specified in Section 3.2.

"*Term*" shall have the meaning specified in Section 2.2.

"*Termination Date*" shall mean the termination date specified in a Notice of Termination delivered in accordance with this Agreement.

1.2 Interpretations

(a) In this Agreement, unless a clear contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) reference to any Article or Section, means such Article or Section hereof, (iii) the words "including" (and with correlative meaning "include") means including, without limiting the generality of any description preceding such term, and (iv) where any provision of this Agreement refers to action to be taken by either party, or which such party is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such party.

(b) The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

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ARTICLE II
Employment: Term, Positions and Duties, Etc.

2.1 Employment

The Company agrees to employ the Executive and the Executive agrees to accept employment with the Company, in each case on the terms and conditions set forth in this Agreement.

2.2 Term of Employment

Unless sooner terminated pursuant to Article IV, the term of the Executive's employment under this Agreement (the "*Term*") shall commence on the Effective Date and shall continue until the second anniversary of the Effective Date (the "*Expiration Date*").

2.3 Positions and Duties

(a) The Executive shall have the responsibilities and authorities designated to him by the bylaws of the Company, the Board of Directors, and the senior officers of the Company, specifically as Chief Executive Officer and President.

(b) While employed hereunder, the Executive shall observe and comply with all lawful policies, directions and instructions of the Board of Directors that are consistent with the foregoing provisions of this paragraph 2.3.

(c) While employed hereunder, the Executive shall (i) devote substantially all of the Executive's business time, attention, skill and efforts to the faithful and efficient performance of the Executive's duties hereunder and (ii) not accept employment with any Person other than with the Company. Notwithstanding the foregoing, the Executive may engage in the following activities so long as they do not interfere in any material respect with the performance of the Executive's duties and responsibilities hereunder: (i) serve on corporate, civic, religious, educational or charitable boards or committees and (ii) manage the Executive's personal investments.

(d) While employed hereunder, the Executive shall not knowingly prejudice, in any material respect, the reputation of the Company in the fields of business in which it is engaged or with the investment community or the public at large.

ARTICLE III
Compensation and Benefits

3.1 Base Salary

(a) For services rendered by the Executive under this Agreement, the Company shall pay to the Executive an annual base salary ("*Base Salary*") of $100,000 evenly paid twice a month or on such other schedule as salaried employees of the Company are generally and regularly compensated. Subject to paragraph (b) below, the Board of Directors

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may adjust the amount of the Base Salary at any time as it may deem appropriate in its sole discretion. At the discretion of Executive and the Board of Directors, the Base Salary may be converted into equity of the Company. This salary shall be retroactive since Mr. Scott Geisler

(b) The amount of the Base Salary may not be decreased without the prior written approval of the Executive except that if the Board of Directors increases the Base Salary as provided in the last sentence of paragraph (a) above, the Board of Directors may thereafter decrease the Base Salary by an amount not to exceed the aggregate amount of such increases.

(c) In addition to the Base Salary, the Executive shall receive a longevity bonus equal to the sum of $20,000 plus $5000 for each year of service to the Company. This longevity bonus shall be paid in cash in a lump sum on each anniversary of the Effective Date of this Agreement.

(d) You shall receive options to acquire shares of the Company as per the attached appendix 1, in accordance with the option plan, such options to include a cashless exercise provision.

(e) You shall receive health insurance benefits in accordance with the health insurance policy adopted by the board of directors of the Company.

(f) The executive shall receive stock option in the as follows:

OPTIONS IN BONANZA GOLDFIELDS CORP.	**Number:**	**17 Million**
	Exercise Price:	**$.01 per share**
	Expiration:	**5 Years**
	Vesting:	**Effective immediately for the 1st 8.5 million shares. The second 8.5 million shares will effective after 12 months from the Effective Date. Cashless exercise provision will be included.**

3.2 Bonus Plan

During the Term, the Company may maintain an annual incentive bonus plan open to senior employees and certain other employees of the Company (the "*Bonus Plan*"), which will provide for the payment of cash bonuses to participants within 90 days of the end of each fiscal year. If the Company does maintain a Bonus Plan, then the Executive shall be entitled to participate in the Bonus Plan. Criteria for earning any bonus will be established by the Board of Directors based on the Company's financial performance, the Executive's contributions to the Company and other factors deemed appropriate by the Board of Directors, all in its sole discretion. The amount of the bonus earned, if any, will be based on the performance of the

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Company and the Executive against such criteria as well as other factors deemed relevant by the Board of Directors. The establishment of such criteria and the necessary standards of performance for partial or full earning of the Bonus, if any, shall be at the sole discretion of the Board of Directors.

3.3 Vacation

While employed hereunder, the Executive shall be entitled to vacation benefits in accordance with the vacation policy adopted by the Company from time to time for senior employees. Unless changed by the Board of Directors in a manner generally applicable to senior employees of the Company, the Executive shall be entitled to four weeks of vacation per year. The Executive shall not be entitled to accumulate and carry over unused vacation time from year to year.

3.4 Other Benefits

The Executive shall be entitled to receive all employee benefits, fringe benefits and other perquisites that may be offered by the Company to its senior employees as a group, including, without limitation, participation by the Executive and, where applicable, the Executive's dependents, in the various employee benefit plans or programs (including, without limitation, pension plans, profit sharing plans, stock plans, health plans, life insurance, parking and disability insurance) generally provided to senior employees of the Company, subject to meeting the eligibility requirements with respect to each of such benefit plans or programs. However, nothing in this Section 3.4 shall be deemed to prohibit the Company from making any changes in any of the plans, programs or benefits described herein, provided such changes apply to all similarly situated senior employees.

ARTICLE IV
Termination of Employment

4.1 Termination by the Executive

The Executive may, at any time prior to the Expiration Date, terminate the Executive's employment hereunder for any reason by delivering a Notice of Termination to the Board of Directors. Unless such termination is as a result of the Executive's death, upon such termination, the Executive shall be entitled only to those rights and payments payable under Section 4.3.

4.2 Termination by the Company

The Board of Directors may, at any time after the Expiration Dates, terminate the Executive's employment hereunder for any reason by delivering a Notice of Termination to the Executive.

4.3 Payment of Accrued Base Salary, Vacation Pay, etc.

(a) Promptly upon the termination of the Executive's employment for any reason (including death, but excluding any termination of the Executive by the Company without Cause), the Company shall pay to the Executive (or the Executive's estate) a lump sum amount

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for (i) any unpaid Base Salary earned hereunder prior to the Termination Date, (ii) all unused vacation time accrued by the Executive as of the Termination Date in accordance with Section 3.3, and (iii) all unpaid benefits earned or vested, as the case may be, by the Executive as of the Termination Date under the Bonus Plan or any other incentive or deferred compensation plans or programs of the Company.

(b) Promptly upon the termination of the Executive's employment by the Company without Cause, the Company shall pay to the Executive in equal bi-monthly payments over a 6-month period after termination for (i) any unpaid Base Salary earned hereunder prior to the Termination Date, (ii) a severance benefit equal to one year of Base Salary if termination occurs on or before August 29, 2013 and a severance benefit equal to nine (9) months of Base Salary thereafter, (iii) all unused vacation time accrued by the Executive as of the Termination Date in accordance with Section (iv) all unpaid benefits earned or vested, as the case may be, by the Executive as of the Termination Date the Bonus Plan or any other incentive or deferred compensation plans or programs of the Company.

(c) A termination of the Executive's employment in accordance with this Agreement shall not alter or impair any of the Executive's accrued rights or benefits as of the Termination Date under any employee benefit plan or program maintained by the Company, in each case except as provided therein or in any written agreement entered into between the Company and the Executive pursuant thereto.

4.4 Additional Rights in the Event of Death

(a) In the event that the Executive's employment is terminated as a result of the Executive's death, the Company shall pay the cost for dependents of the Executive for insurance coverage that they are entitled to obtain from the Company following the Executive's death pursuant to Part 6 of Title I of the Executive Retirement Income Security Act of 1974, as amended ("*COBRA*"), for a period equal to two months multiplied by the number of full years (not to exceed nine) during which the Executive was employed by the Company.

ARTICLE V
Confidential Information and Non-Competition

5.1 Confidential Information

(a) The Executive recognizes that the services to be performed by the Executive hereunder are special, unique, and extraordinary and that, by reason of such employment with the Company, the Executive may acquire Confidential Information concerning the operation of the Company, the use or disclosure of which would cause the Company substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Executive agrees that the Executive will not (directly or indirectly) at any time, whether during or after the Executive's employment hereunder, (i) knowingly use for an improper personal benefit any Confidential Information that the Executive may learn or has learned by reason of the Executive's employment with the Company or (ii) disclose any such Confidential Information to any Person except (A) in the performance of the Executive's obligations to the Company hereunder, (B) as required by applicable law, (C) in

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connection with the enforcement of the Executive's rights under this Agreement, (D) in connection with any disagreement, dispute or litigation (pending or threatened) between the Executive and the Company or (E) with the prior written consent of the Board of Directors. As used herein, "*Confidential Information*" includes information with respect to the operation and performance of the Company, its investments, portfolio companies, products, services, facilities, product methods, research and development, trade secrets and other intellectual property, systems, patents and patent applications, procedures, manuals, confidential reports, product price lists, customer lists, financial information, business plans, prospects or opportunities (including, as applicable, all of the foregoing information regarding the Company's past, current and prospective portfolio companies); provided, however, that such term, shall not include any information that (x) is or becomes generally known or available other than as a result of a disclosure by the Executive or (y) is or becomes known or available to the Executive on a nonconfidential basis from a source (other than the Company) that, to the Executive's knowledge, is not prohibited from disclosing such information to the Executive by a legal, contractual, fiduciary or other obligation to the Company.

(b) The Executive confirms that all Confidential Information is the exclusive property of the Company. All business records, papers and documents kept or made by the Executive while employed by the Company relating to the business of the Company shall be and remain the property of the Company at all times. Upon the request of the Company at any time, the Executive shall promptly deliver to the Company, and shall retain no copies of, any written materials, records and documents made by the Executive or coming into the Executive's possession while employed by the Company concerning the business or affairs of the Company other than personal materials, records and documents (including notes and correspondence) of the Executive not containing proprietary information relating to such business or affairs. Notwithstanding the foregoing, the Executive shall be permitted to retain copies of, or have access to, all such materials, records and documents relating to any disagreement, dispute or litigation (pending or threatened) between the Executive and the Company.

ARTICLE VI
Dispute Resolution

In the event a dispute shall arise between the parties as to whether the provisions of this Agreement have been complied with (a "*Dispute*"), the parties agree to resolve such Dispute in accordance with the following procedure:

(a) A meeting shall be held promptly between the parties, attended (in the case of the Company) by one or more individuals with decision-making authority regarding the Dispute, to attempt in good faith to negotiate a resolution of the Dispute.

(b) If, within 10 days after such meeting, the parties have not succeeded in negotiating a resolution of the Dispute, the parties agree to submit the Dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association except that Disputes with regard to the existence of a Disability shall be resolved in accordance with the definition of the term "*Disability*" above.

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(c) The parties will jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the American Arbitration Association if they have been unable to agree upon such appointment within 10 days following the 10-day period referred to in clause (b) above.

(d) Upon appointment of the mediator, the parties agree to participate in good faith in the mediation and negotiations relating thereto for 15 days.

(e) If the parties are not successful in resolving the Dispute through mediation within such 15-day period, the parties agree that the Dispute shall be settled by arbitration in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association.

(f) The fees and expenses of the mediator/arbitrators shall be borne solely by the non-prevailing party or, in the event there is no clear prevailing party, as the mediator/arbitrators deem appropriate.

(g) Except as provided above, each party shall pay its own costs and expenses (including, without limitation, attorneys' fees) relating to any mediation/arbitration proceeding conducted under this Article VI.

(h) In the event there is any disputed question of law involved in any arbitration proceeding, such as the proper legal interpretation of any provision of this Agreement, the arbitrators shall make separate and distinct findings of all facts material to the disputed question of law to be decided and, on the basis of the facts so found, express their conclusion of the question of law. The facts so found shall be conclusive and binding on the parties, but any legal conclusion reached by the arbitrators from such facts may be submitted by either party to a court of law for final determination by initiation of a civil action in the manner provided by law. Such action, to be valid, must be commenced within 20 days after receipt of the arbitrators' decision. If no such civil action is commenced within such 20-day period, the legal conclusion reached by the arbitrators shall be conclusive and binding on the parties. Any such civil action shall be submitted, heard and determined solely on the basis of the facts found by the arbitrators. Neither of the parties shall, or shall be entitled to, submit any additional or different facts for consideration by the court. In the event any civil action is commenced under this paragraph (i), the party who prevails or substantially prevails (as determined by the court) in such civil action shall be entitled to recover from the other party all costs, expenses and reasonable attorneys' fees incurred by the prevailing party in connection with such action and on appeal.

(i) Except as limited by paragraph (h) above, the parties agree that judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. In the event legal proceedings are commenced to enforce the rights awarded in an arbitration proceeding, the party who prevails or substantially prevails in such legal proceeding shall be entitled to recover from the other party all costs, expenses and reasonable attorneys' fees incurred by the prevailing party in connection with such legal proceeding and on appeal.

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(j) Except as provided above, (i) no legal action may be brought by either party with respect to any Dispute and (ii) all Disputes shall be determined only in accordance with the procedures set forth above.

ARTICLE VII
Miscellaneous

7.1 No Mitigation or Offset

The provisions of this Agreement are not intended to, nor shall they be construed to, require that the Executive mitigate the amount of any payment provided for in this Agreement by seeking or accepting other employment, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer or otherwise. Without limitation of the foregoing, the Company's obligations to make the payments to the Executive required under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive, except that the Company may deduct from any amount required to be reimbursed to the Company by the Executive the amount of any payment which the Company is then required to make to the Executive hereunder.

7.2 Assignability

The obligations of the Executive hereunder are personal and may not be assigned or delegated by the Executive or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder as provided in Section 7.5.

7.3 Notices

All notices and all other communications provided for in the Agreement shall be in writing and addressed (i) if to the Company, at its principal office address or such other address as it may have designated by written notice to the Executive for purposes hereof, directed to the attention of the CEO with a copy to the Secretary of the Company and (ii) if to the Executive, at the Executive's residence address on the records of the Company or to such other address as the Executive may have designated to the Company in writing for purposes hereof. Each such notice or other communication shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, except that any notice of change of address shall be effective only upon receipt.

7.4 Severability

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

7.5 Successors; Binding Agreement

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(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably acceptable to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used herein, the term "Company" shall include any successor to its business and/or assets as aforesaid which executes and delivers the Agreement provided for in this Section 7.5 or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

(b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If the Executive should die while any amounts would be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

7.6 Tax Matters.

The Company shall withhold from all payments hereunder all applicable taxes (federal, state or other) that it is required to withhold there from unless the Executive has otherwise paid (or made other arrangements satisfactory) to the Company the amount of such taxes.

7.7 Amendments and Waivers

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.8 Entire Agreement, Termination of Other Agreements

This Agreement is an integration of the parties' agreement and no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

7.9 Governing Law

THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEVADA, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS.

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7.10 Counterparts

This Agreement may be executed in or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

BONANZA GOLDFIELDS CORPORATION

BY: ______________________
Name: William Berridge
Title: Director

BY: ______________________
Name: Peter Cao
Title: Director